PRESS RELEASE
For Immediate Release

Berry Corporation (bry) Reports First Quarter 2020 Results
DALLAS, TX - May 6, 2020 (GLOBE NEWSWIRE) – Berry Corporation (bry) (NASDAQ: BRY) (“Berry” or the “Company”) today reported net loss of $115 million or $1.45 per diluted share and Adjusted Net Income(1) of $18 million or $0.23 per diluted share for the first quarter of 2020.
Current Highlights

•
Measures were taken to address the risks caused by the COVID-19 pandemic coupled with OPEC+ dynamics, with a focus on three priorities: taking care of our employees and communities, ensuring business continuity, and protecting the Company’s liquidity

•	Adjusted EBITDA(1) of $72 million and Unhedged Adjusted EBITDA(1) of $52 million

•	First quarter production of 30,800 Boe/d with oil production comprising 89%

•	Capital expenditures of $39 million with no changes to our current guidance

•
Enhanced hedge portfolio with nearly 100% of estimated California oil production hedged in 2020 and additional 2021 hedge positions, resulting in a current oil hedge book worth approximately $211 million as of May 1, 2020

•	Approximately 515,000 Bbls of total oil storage with an option for 315,000 Bbls

•	Ample liquidity, at quarter end, including $382 million available under $400 million revolver and currently expecting to generate $90-$110 million of excess Levered Free Cash Flow(1) by year end 2020
_______

(1)	Please see “Non-GAAP Financial Measures and Reconciliations” later in this press release for a reconciliation and more information on these Non-GAAP measures.

“The Berry team continues to work tirelessly during this unprecedented and dynamic market environment. We are proud of our team’s proactive response to both the COVID-19 situation and the events impacting the global oil markets, and believe that through our decisive actions, our Company and employees are well positioned to weather this storm and emerge in a strong competitive position in the future. The health and safety of our employees and their families is our number one priority. We are closely monitoring the COVID-19 situation and following the guidelines from the Federal Government, Centers for Disease Control and Prevention (CDC), and the state and local governments where we operate," said Trem Smith, Berry board chair and chief executive officer.
“The dual impact of COVID-19 related global demand destruction coupled with a supply surge resulting from the price war between Saudi Arabia and Russia has had an unprecedented negative impact on economies around the world and the oil and gas industry. It has created excess supply across the globe intensified by dwindling storage capacity driving oil prices to lows not seen since the 90’s. Although our first quarter results were not significantly impacted by the convergence of these events, we anticipate that the consequences of these two issues could affect our business well into 2021 and therefore have strategically implemented a plan to help mitigate the impact. We believe Berry has the balance sheet and operational flexibility to successfully manage through the current oil price environment and we have taken actions to protect our cash flow and maintain our strong liquidity position.
“The seasoned Berry management team has led organizations and teams through several downturns. We will use our past experience to navigate Berry through this one. We understand that, by definition, plans are dynamic and must be modified as evolution of the data requires. Berry’s key characteristics of quick decision making, adaptability, flexibility and resiliency make it especially well-positioned to succeed in this unique, dynamic world. To that end, we continue to reduce costs and improve our efficiency providing value in the short, medium, and long-term. We will maximize our cash position to ensure we have maximum flexibility regardless of market fluctuations. Managing cash flow is nothing new for Berry, and as we have historically demonstrated, we will manage the company to ensure it is strongly positioned to capitalize on the eventual market improvements.”

First Quarter 2020 Results
Adjusted EBITDA(1), on a hedged basis, was $72 million in the first quarter compared to $87 million in the fourth quarter 2019. The decrease was largely due to lower unhedged oil and gas prices, partially offset by higher oil hedge settlements received and lower costs including OpEx and taxes other than income taxes. Adjusted EBITDA(1), on an unhedged basis, was $52 million in the first quarter compared to $72 million in the fourth quarter 2019. Additionally, Adjusted EBITDA(1) in the first quarter 2020 was 5% higher than the same quarter in 2019, although Brent prices were 20% lower in 2020, demonstrating strong annual growth.
Average daily production decreased 2% for the first quarter of 2020 compared to the fourth quarter 2019, largely due to natural decline, partially offset by the impact of Berry's development program in late December and into the first quarter of this year. In the first quarter of 2020, a large portion of the capital spent was used for activities which have no impact on current production, including for facilities, permitting costs for future developments and drilling for delineation and injector wells. The Company's California production of 24.9 MBoe/d for the first quarter of 2020 decreased 2% from the fourth quarter 2019.
California oil prices before hedges for the first quarter averaged 95% of Brent, or $48.38/Bbl, which were 20% lower than the $60.20/Bbl in the fourth quarter 2019, which was 96% of Brent. The financial hedges for oil sales for the first quarter 2020 added $10.61 per Bbl to the California realized price, highlighting the effectiveness of our oil hedge positions. Total Company realized oil prices before hedges of $47.61/Bbl were 20% lower than the fourth quarter 2019 average of $59.28/Bbl.
On an unhedged basis, operating expenses decreased by $2.45 per Boe to $18.23 for the first quarter 2020, compared to $20.68 for the fourth quarter 2019. The decrease was driven by $2.55 per Boe lower lease operating expenses, largely due to lower unhedged fuel costs related to our California steam operations. Additionally, operating expenses, including hedge effects, decreased to $19.81 per Boe in the first quarter 2020 from $20.37 in the fourth quarter 2019 due to the same factors and $1.89 per Boe higher gas hedge settlement losses period-over-period.

OpEx consists of lease operating expenses ("LOE"), third-party revenues and expenses from electricity generation, transportation and marketing activities, as well as the effect of derivative settlements (received or paid) for gas purchases, and excludes taxes other than income taxes.
General and administrative expenses were $6.91 per Boe for the first quarter compared to $5.46 per Boe for the fourth quarter 2019. Adjusted general and administrative expenses(1) were $5.20 per Boe for the first quarter compared to $4.66 per Boe for the fourth quarter 2019, primarily due to higher accrued annual performance incentive costs in 2020 compared to the fourth quarter 2019 as prior year performance targets were not fully met.
Taxes, other than income taxes were $1.56 per Boe for the first quarter compared to $4.16 per Boe in the fourth quarter 2019, due to lower market rates for greenhouse gas allowance requirements.
Due to the significant decline in oil prices and in accordance with accounting rules, Berry recorded a non-cash, pre-tax asset impairment charge of $289 million on properties in Utah and certain California locations.

For the first quarter, capital expenditures were approximately $39 million, on an accrual basis including capitalized labor but excluding capitalized interest, acquisitions and asset retirement spending. Approximately 97% of this total was directed to California oil operations. In the first quarter of 2020 a significant portion of our capital expenditures was used for activities which have no impact on current production, including approximately 50% of such costs for facilities, equipping and permitting for future development. Of the 19 wells drilled in the first quarter, nine were delineation and two were injector wells, while eight were producing wells. We also expended approximately $4 million for plugging and abandonment activities. The Company currently has more than 100 wells permitted for drilling.

Net loss for the first quarter 2020 was $115 million compared to $7 million in the fourth quarter 2019. Adjusted Net Income(1) was $18 million for the first quarter, representing a 45% decrease from the fourth quarter 2019.

At March 31, 2020, the Company had $382 million available for borrowings under its RBL Facility which included $11 million of outstanding borrowings and $7 million of letters of credit. The RBL Facility had a $500 million borrowing base with an elected commitment of $400 million.

“These are unprecedented times for our industry. Therefore, it is critical that we focus our cash position to provide Berry with the flexibility to endure the bottom of this cycle. Until we see demand improving and a substantial reduction in supply, we will manage our business to maximize our cash position and maintain flexibility. We are continuing to focus on reducing our costs, improving on our efficiencies and staying in close communication with our banking relationships  We have a solid balance sheet, with no near-term maturities as our bonds are maturing out in 2026, our RBL has minimal draws, and we were over-collateralized in the Fall 2019 borrowing base redetermination. We are exceedingly focused on weathering this storm and emerging on the other side by utilizing all of the tools available to us to achieve that goal,” stated Cary Baetz, chief financial officer, EVP and director.

Earnings Conference Call

The Company will host a conference call May 7, 2020 to discuss these results:

Live Call Date:	Thursday, May 7, 2020
Live Call Time:	9:00 a.m. Eastern Time (6 a.m. Pacific Time)
Live Call Dial-in:	877-491-5169 from the U.S.
720-405-2254 from international locations
Live Call Passcode:	2465259

A replay of the audio webcast will also be archived on the “Events” section of Berry’s website at bry.com/category/events.
An audio replay will be available shortly after the broadcast:

Replay Dates:	Through Thursday, May 21, 2020
Replay Dial-in:	855-859-2056 from the U.S.
404-537-3406 from international locations
Replay Passcode:	2465259

A replay of the audio webcast will also be archived on the “Events” section of Berry’s website at bry.com/category/events. In addition, an investor presentation will be available on the Company’s website.
About Berry Corporation (bry)

Berry is a publicly traded (NASDAQ: BRY) western United States independent upstream energy company with a focus on the conventional, long-lived oil reserves in the San Joaquin basin of California. More information can be found at the Company’s website at bry.com.

Forward-Looking Statements

The information in this press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address plans, activities, events, objectives, goals, strategies, or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. The forward-looking statements in this press release are based upon various assumptions, many of which are based, in turn, upon further assumptions. Although we believe that these assumptions were reasonable when made, these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control. Therefore, such statements forward-looking statements involve significant risks and uncertainties that could materially affect our expected results of operations, liquidity, cash flows and business prospects. Without limiting the generality of the forgoing, such statements specifically include our expectations, beliefs or projections as to our future:

•	financial position;

•	liquidity;

•	cash flows;

•	anticipated financial and operating results;

•	our capital program and development and production plans;

•	business strategy;

•	potential acquisition opportunities;

•	other plans and objectives for operations;

•	maintenance capital requirements;

•	expected production and costs;

•	reserves;

•	hedging activities;

•	return of capital;

•	payment of future dividends;

•	future repurchases of stock or debt; and

•	capital investments and other guidance.

Actual results may differ materially from expectations, and reported results should not be considered an indication of future performance. Known factors (but not all the factors) that could cause actual results to differ materially from those discussed in the forward-looking statements include:

•
the length, scope and severity of the recent COVID-19 pandemic, including the effects of related public health concerns and the impact of actions taken by governmental authorities and other third parties in response to the pandemic and its impact on commodity prices, supply and demand considerations, and storage capacity;

•
global economic trends, geopolitical risks and general economic and industry conditions, such as those resulting from the COVID-19 pandemic and from the actions of OPEC+, including the escalation of tensions between Saudi Arabia and Russia and changes in OPEC+'s production levels;

•	volatility of oil, natural gas and NGL prices, including the sharp decline in crude oil prices that occurred in the first quarter and has continued into the second quarter of 2020;

•	supply of and demand for oil, natural gas and NGLs;

•	disruptions to, capacity constraints in, or other limitations on the pipeline systems that deliver our oil and natural gas and other processing and transportation considerations;

•	inability to generate sufficient cash flow from operations or to obtain adequate financing to fund capital expenditures, meet our working capital requirements or fund planned investments;

•	price fluctuations and availability of natural gas and electricity and the cost of steam;

•	our ability to use derivative instruments to manage commodity price risk;

•
the regulatory environment, including availability or timing of, and conditions imposed on, obtaining and/or maintaining permits and approvals, including those necessary for drilling and/or development projects;

•
our ability to meet our planned drilling schedule, including due to our ability to obtain permits on a timely basis or at all, and to successfully drill wells that produce oil and natural gas in commercially viable quantities;

•
the impact of current, pending and/or future laws and regulations, and of legislative and regulatory changes and other government activities, including those related to drilling, completion, well stimulation, operation, maintenance or abandonment of wells or facilities, managing energy, water, land, greenhouse gases or other emissions, protection of health, safety and the environment, or transportation, marketing and sale of our products;

•
the California and global energy future, including the factors and trends that are expected to shape it, such as concerns about climate change and other air quality issues, the transition to a low-emission economy and the expected role of different energy sources;

•	uncertainties associated with estimating proved reserves and related future cash flows;

•	our ability to replace our reserves through exploration and development activities;

•	drilling and production results, including lower-than-expected production, reserves or resources from development projects or higher-than-expected decline rates;

•	our ability to obtain timely and available drilling and completion equipment and crew availability and access to necessary resources for drilling, completing and operating wells;

•	changes in tax laws;

•	effects of competition;

•	uncertainties and liabilities associated with acquired and divested assets;

•	our ability to make acquisitions and successfully integrate any acquired businesses;

•	large or multiple customer defaults on contractual obligations, including defaults resulting from actual or potential insolvencies;

•	geographical concentration of our operations;

•	the creditworthiness and performance of our counterparties with respect to our hedges;

•	impact of derivatives legislation affecting our ability to hedge;

•	failure of risk management and ineffectiveness of internal controls;

•	catastrophic events, including wildfires, earthquakes and pandemics;

•	environmental risks and liabilities under federal, state, tribal and local laws and regulations (including remedial actions);

•	potential liability resulting from pending or future litigation;

•	our ability to recruit and/or retain key members of our senior management and key technical employees;

•
information technology failures or cyber attacks; and other material risks that appear in the Risk Factors section of our most recent Quarterly Report on Form 10-Q, Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.

You can typically identify forward-looking statements by words such as aim, anticipate, achievable, believe, continue, could, estimate, expect, forecast, goal, guidance, intend, likely, may, might, objective, outlook, plan, potential, predict, project, seek, should, target, will or would and other similar words that reflect the prospective nature of events or outcomes.

Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise except as required by applicable law. Investors are urged to consider carefully the disclosure in our filings with the Securities and Exchange Commission, available from us at via our website or via the Investor Relations contact below, or from the SEC’s website at www.sec.gov.
Contact
Contact: Berry Corporation
Todd Crabtree - Manager, Investor Relations
(661) 616-3811
ir@bry.com
Tables Following
The financial information and certain other information presented have been rounded to the nearest whole number or the nearest decimal. Therefore, the sum of the numbers in a column may not conform exactly to the total figure given for that column in certain tables. In addition, certain percentages presented here reflect calculations based upon the underlying information prior to rounding and, accordingly, may not conform exactly to the percentages that would be derived if the relevant calculations were based upon the rounded numbers, or may not sum due to rounding.

SUMMARY OF RESULTS

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
	($ and shares in thousands, except per share amounts)
Statement of Operations Data:
Revenues and other:
Oil, natural gas and natural gas liquids sales	$122,098	$156,336	$131,102
Electricity sales	5,461	6,844	9,729
Gains (losses) on oil derivatives	211,229	(45,544)	(65,239)
Marketing revenues	453	437	830
Other revenues	24	55	117
Total revenues and other	339,265	118,128	76,539

Expenses and other:
Lease operating expenses	50,752	59,529	57,928
Electricity generation expenses	3,946	4,785	7,760
Transportation expenses	1,822	2,124	2,173
Marketing expenses	430	403	851
General and administrative expenses	19,337	15,710	14,340
Depreciation, depletion and amortization	35,329	30,102	24,585
Impairment of oil and gas properties	289,085	51,081	—
Taxes, other than income taxes	4,352	11,962	8,086
Losses (gains) on natural gas derivatives	12,035	(3,385)	(2,115)
Other operating expenses	2,202	774	1,245
Total expenses and other	419,290	173,085	114,853

Other (expenses) income:
Interest expense	(8,920)	(7,871)	(8,805)
Other, net	(6)	—	154
Total other (expenses) income	(8,926)	(7,871)	(8,651)
Reorganization items, net	—	—	(231)
Loss before income taxes	(88,951)	(62,828)	(47,196)
Income tax expense (benefit)	26,349	(55,844)	(13,098)
Net loss	$(115,300)	$(6,984)	$(34,098)

Net (loss) income per share:
Basic	$(1.45)	$0.09	$(0.42)
Diluted	$(1.45)	$0.09	$(0.42)

Weighted-average common shares outstanding - basic	79,608	80,435	81,765
Weighted-average common shares outstanding - diluted	79,608	80,435	81,765

Adjusted Net Income(1)	$18,175	$33,189	$24,264
Weighted-average common shares outstanding - diluted	79,945	80,788	81,973
Diluted earnings per share on Adjusted Net Income	$0.23	$0.41	$0.30

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
	($ and shares in thousands, except per share amounts)
Adjusted EBITDA(1)	$71,800	$86,995	$68,502
Adjusted EBITDA unhedged(1)	$52,175	$71,529	$53,598
Levered Free Cash Flow(1)	$13,901	$27,695	$526
Levered Free Cash Flow unhedged(1)	$(5,724)	$12,229	$(14,378)
Adjusted General and Administrative expenses(1)	$14,556	$13,421	$11,587
Effective Tax Rate	(30)%	89%	28%
Cash Flow Data:
Net cash provided by operating activities	$44,483	$86,036	$21,097
Net cash used in investing activities	$(43,038)	$(57,361)	$(52,791)
Net cash used in financing activities	$(1,444)	$(28,675)	$(35,324)
__________

(1)	See further discussion and reconciliation in “Non-GAAP Financial Measures and Reconciliations”.

	March 31, 2020	December 31, 2019
	($ and shares in thousands)
Balance Sheet Data:
Total current assets	$238,192	$100,432
Total property, plant and equipment, net	$1,295,613	$1,576,267
Total current liabilities	$108,720	$156,628
Long-term debt	$403,663	$394,319
Total equity	$849,826	$972,448
Outstanding common stock shares as of	79,751	79,543

SUMMARY BY AREA
The following table shows a summary by area of our selected historical financial information and operating data for the periods indicated.

	California (San Joaquin and Ventura basins)
	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
($ in thousands, except prices)
Oil, natural gas and natural gas liquids sales	$109,519	$140,972	$111,896
Operating (loss) income(1)	$(113,203)	$66,977	$48,572
Depreciation, depletion, and amortization (DD&A)	$30,918	$26,950	$21,342
Impairment of oil and gas properties	$163,879	$—	$—
Average daily production (MBoe/d)	24.9	25.5	21.0
Production (oil % of total)	100%	100%	100%
Realized sales prices:
Oil (per Bbl)	$48.38	$60.20	$59.16
NGLs (per Bbl)	$—	$—	$—
Gas (per Mcf)	$—	$—	$—
Capital expenditures(2)	$38,072	$34,983	$42,509

	Utah (Uinta basin)			Colorado (Piceance basin)
	Three Months Ended			Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019	March 31, 2020	December 31, 2019	March 31, 2019
($ in thousands, except prices)
Oil, natural gas and natural gas liquids sales	$11,278	$13,618	$16,666	$1,299	$1,746	$2,540
Operating (loss) income(1)	$(127,700)	$784	$4,268	$384	$(51,356)	$593
Depreciation, depletion, and amortization (DD&A)	$4,311	$2,846	$2,930	$55	$262	$314
Impairment of oil and gas properties	$125,206	$—	$—	$—	$51,081	$—
Average daily production (MBoe/d)	4.5	4.4	5.2	1.4	1.4	1.6
Production (oil % of total)	53%	51%	59%	1%	1%	1%
Realized sales prices:
Oil (per Bbl)	$39.64	$49.01	$41.37	$42.54	$51.87	$43.40
NGLs (per Bbl)	$13.16	$14.60	$24.56	$—	$—	$—
Gas (per Mcf)	$2.22	$2.89	$4.59	$1.70	$2.23	$2.84
Capital expenditures(2)	$857	$4,282	$5,273	$6	$295	$40
__________

(1)
Operating (loss) income includes oil, natural gas and NGL sales, marketing revenues, other revenues, and scheduled oil derivative settlements, offset by operating expenses, general and administrative expenses, DD&A, impairment of oil and gas properties, and taxes, other than income taxes.

(2)	Excludes corporate capital expenditures.

COMMODITY PRICING

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
Realized Sales Prices (weighted-average)
Oil without hedge ($/Bbl)	$47.61	$59.28	$56.88
Effects of scheduled derivative settlements ($/Bbl)	$9.67	$5.70	$5.15
Oil with hedge ($/Bbl)	$57.28	$64.98	$62.03
Natural gas ($/Mcf)	$2.00	$2.60	$3.83
NGLs ($/Bbl)	$13.16	$14.60	$24.35

Index Prices
Brent oil ($/Bbl)	$50.82	$62.42	$63.83
WTI oil ($/Bbl)	$46.35	$57.02	$54.87
Kern, Delivered natural gas ($/MMBtu)(1)	$1.97	$2.99	$5.03
Henry Hub natural gas ($/MMBtu)	$1.91	$2.40	$2.92
__________

(1)	Kern, Delivered Index is the relevant index used for gas purchases in California.

CURRENT HEDGING SUMMARY
As of March 31, 2020, we had the following crude oil production and gas purchases hedges.

	Q2 2020	Q3 2020	Q4 2020	FY 2021

Fixed Price Oil Swaps (Brent):
Hedged volume (MBbls)	2,184	2,208	2,208	3,282
Weighted-average price ($/Bbl)	$59.91	$59.85	$59.85	$47.19
Fixed Price Oil Swaps (WTI):
Hedged volume (MBbls)	30	—	—	—
Weighted-average price ($/Bbl)	$61.75	$—	$—	$—
Purchased Oil Calls Options (Brent):
Hedged volume (MBbls)	273	276	276	—
Weighted-average price ($/Bbl)	$65.00	$65.00	$65.00	$—
Fixed Price Gas Purchase Swaps (Kern, Delivered):
Hedged volume (MMBtu)	5,005,000	5,060,000	3,840,000	8,500,000
Weighted-average price ($/MMBtu)	$2.89	$2.89	$2.73	$2.62
Fixed Price Gas Purchase Swaps (SoCal Citygate):
Hedged volume (MMBtu)	455,000	460,000	155,000	—
Weighted-average price ($/MMBtu)	$3.80	$3.80	$3.80	$—
In April 2020, we added fixed price gas purchase swaps (Kern, Delivered) of 10,000 MMbtu/d at $2.79 beginning November 2020 through October 2021.

OPERATING EXPENSES

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
	($ in thousands except per Boe amounts)
Lease operating expenses	$50,752	$59,529	$57,928
Electricity generation expenses	3,946	4,785	7,760
Electricity sales(1)	(5,461)	(6,844)	(9,729)
Transportation expenses	1,822	2,124	2,173
Transportation sales(1)	(24)	(55)	(117)
Marketing expenses	430	403	851
Marketing revenues(1)	(453)	(437)	(830)
Derivative settlements paid (received) for gas purchases(1)	4,411	(906)	(3,724)
Total operating expenses(1)	$55,423	$58,599	$54,312

Lease operating expenses ($/Boe)	$18.14	$20.69	$23.16
Electricity generation expenses ($/Boe)	1.41	1.66	3.10
Electricity sales ($/Boe)	(1.95)	(2.38)	(3.89)
Transportation expenses ($/Boe)	0.65	0.74	0.87
Transportation sales ($/Boe)	(0.01)	(0.02)	(0.05)
Marketing expenses ($/Boe)	0.15	0.14	0.34
Marketing revenues ($/Boe)	(0.16)	(0.15)	(0.33)
Derivative settlements paid (received) for gas purchases ($/Boe)	1.58	(0.31)	(1.49)
Total operating expenses ($/Boe)	$19.81	$20.37	$21.71
Total unhedged operating expenses ($/Boe)(2)	$18.23	$20.68	$23.20

Total MBoe	2,798	2,877	2,501
__________

(1)
We report electricity, transportation and marketing sales separately in our financial statements as revenues in accordance with GAAP. However, these revenues are viewed and used internally in calculating operating expenses which is used to track and analyze the economics of development projects and the efficiency of our hydrocarbon recovery. We purchase third-party gas to generate electricity through our cogeneration facilities to be used in our field operations activities and view the added benefit of any excess electricity sold externally as a cost reduction/benefit to generating steam for our thermal recovery operations. Marketing revenues and expenses mainly relate to natural gas purchased from third parties that moves through our gathering and processing systems and then is sold to third parties. Transportation sales relate to water and other liquids that we transport on our systems on behalf of third parties and have not been significant to date. Operating expenses also include the effect of derivative settlements (received or paid) for gas purchases.

(2)	Total unhedged operating expenses equals total operating expenses, excluding the derivative settlements paid (received) for gas purchases.

PRODUCTION STATISTICS

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
Net Oil, Natural Gas and NGLs Production Per Day(1):
Oil (MBbl/d)
California	24.9	25.5	21.0
Utah	2.4	2.2	3.1
Colorado	—	—	—
Total oil	27.3	27.7	24.1
Natural gas (MMcf/d)
California	—	—	—
Utah	10.5	10.7	10.4
Colorado	8.0	8.2	9.1
Total natural gas	18.5	18.9	19.5
NGLs (MBbl/d)
California	—	—	—
Utah	0.4	0.4	0.4
Colorado	—	—	—
Total NGLs	0.4	0.4	0.4
Total Production (MBoe/d)(2)	30.8	31.3	27.8
__________

(1)	Production represents volumes sold during the period.

(2)
Natural gas volumes have been converted to Boe based on energy content of six Mcf of gas to one Bbl of oil. Barrels of oil equivalence does not necessarily result in price equivalence. The price of natural gas on a barrel of oil equivalent basis is currently substantially lower than the corresponding price for oil and has been similarly lower for a number of years. For example, in the three months ended March 31, 2020, the average prices of Brent oil and Henry Hub natural gas were $50.82 per Bbl and $1.91 per MMBtu respectively, resulting in an oil-to-gas ratio of approximately 4 to 1 on an energy equivalent basis.

CAPITAL EXPENDITURES (ACCRUAL BASIS)

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
	(in thousands)
Capital expenditures (accrual basis)	$39,415	$41,877	$49,099

NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS
Adjusted Net Income (Loss) is not a measure of net income (loss), Levered Free Cash Flow is not a measure of cash flow, and Adjusted EBITDA is not a measure of either, in all cases, as determined by GAAP. Adjusted EBITDA, Adjusted Net Income (Loss) and Levered Free Cash Flow are supplemental non-GAAP financial measures used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies.
We define Adjusted EBITDA as earnings before interest expense; income taxes; depreciation, depletion, and amortization; derivative gains or losses net of cash received or paid for scheduled derivative settlements; impairments; stock compensation expense; and other unusual, out-of-period and infrequent items, including restructuring costs and reorganization items. We define Levered Free Cash Flow as Adjusted EBITDA less capital expenditures, interest expense and dividends.
Our management believes Adjusted EBITDA provides useful information in assessing our financial condition, results of operations and cash flows and is widely used by the industry and the investment community. The measure also allows our management to more effectively evaluate our operating performance and compare the results between periods without regard to our financing methods or capital structure. Levered Free Cash Flow is used by management as a primary metric to plan capital allocation to sustain production levels and for internal growth opportunities, as well as hedging needs. It also serves as a measure for assessing our financial performance and our ability to generate excess cash from operations to service debt and pay dividends.
Adjusted Net Income (Loss) excludes the impact of unusual, out-of-period and infrequent items affecting earnings that vary widely and unpredictably, including non-cash items such as derivative gains and losses. This measure is used by management when comparing results period over period. We define Adjusted Net Income (Loss) as net income (loss) adjusted for derivative gains or losses net of cash received or paid for scheduled derivative settlements, other unusual, out-of-period and infrequent items, including restructuring costs and reorganization items and the income tax expense or benefit of these adjustments using our effective tax rate.
While Adjusted EBITDA, Adjusted Net Income (Loss) and Levered Free Cash Flow are non-GAAP measures, the amounts included in the calculation of Adjusted EBITDA, Adjusted Net Income (Loss) and Levered Free Cash Flow were computed in accordance with GAAP. These measures are provided in addition to, and not as an alternative for, income and liquidity measures calculated in accordance with GAAP. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing our financial performance, such as our cost of capital and tax structure, as well as the historic cost of depreciable and depletable assets. Our computations of Adjusted EBITDA, Adjusted Net Income (Loss) and Levered Free Cash Flow may not be comparable to other similarly titled measures used by other companies. Adjusted EBITDA, Adjusted Net Income (Loss) and Levered Free Cash Flow should be read in conjunction with the information contained in our financial statements prepared in accordance with GAAP.
Adjusted General and Administrative Expenses is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. We define Adjusted General and Administrative Expenses as general and administrative expenses adjusted for restructuring and other non-recurring costs and non-cash stock compensation expense. Management believes Adjusted General and Administrative Expenses is useful because it allows us to more effectively compare our performance from period to period.
We exclude the items listed above from general and administrative expenses in arriving at Adjusted General and Administrative Expenses because these amounts can vary widely and unpredictably in nature, timing, amount and frequency and stock compensation expense is non-cash in nature. Adjusted General and Administrative Expenses should not be considered as an alternative to, or more meaningful than, general and administrative expenses as determined in accordance with GAAP. Our computations of Adjusted General and Administrative Expenses may not be comparable to other similarly titled measures of other companies.

ADJUSTED NET INCOME (LOSS)
The following table presents a reconciliation of the GAAP financial measure of net income (loss) to the non-GAAP financial measure of Adjusted Net Income (Loss).

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
	($ thousands, except per share amounts)
Net loss	$(115,300)	$(6,984)	$(34,098)
Add (Subtract): discrete income tax items	46,700	(38,653)	—
Add (Subtract):
(Gains) losses on oil and natural gas derivatives	(199,194)	42,159	63,124
Net cash received for scheduled derivative settlements	19,625	15,466	14,904
Other operating expenses	2,202	774	1,245
Impairment of oil and gas properties	289,085	51,081	—
Non-recurring costs	1,862	—	1,329
Reorganization items, net	—	—	231
Total additions, net	113,580	109,480	80,833

Income tax expense of adjustments at effective tax rate(1)	(26,805)	(30,654)	(22,471)
Adjusted Net Income (Loss)	$18,175	$33,189	$24,264

Basic EPS on Adjusted Net Income	$0.23	$0.41	$0.30
Diluted EPS on Adjusted Net Income	$0.23	$0.41	$0.30

Weighted average shares of common stock outstanding - basic	79,608	80,435	81,765
Weighted average shares of common stock outstanding - diluted	79,945	80,788	81,973
__________
(1) Excludes prior year income tax credits from the total additions, net line item and the tax effect the prior tax credits have on the current year effective tax rate.

ADJUSTED EBITDA AND ADJUSTED EBITDA UNHEDGED
The following tables present a reconciliation of the GAAP financial measures of net income (loss) and net cash provided or used by operating activities to the non-GAAP financial measures of Adjusted EBITDA and Adjusted EBITDA Unhedged.

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
	($ thousands)
Net loss	$(115,300)	$(6,984)	$(34,098)
Add (Subtract):
Interest expense	8,920	7,871	8,805
Income tax expense (benefit)	26,349	(55,845)	(13,098)
Depreciation, depletion and amortization	35,329	30,102	24,585
Impairment of oil and gas properties	289,085	51,081	—
Derivative (gain) loss	(199,194)	42,160	63,124
Net cash received (paid) for scheduled derivative settlements	19,625	15,466	14,904
Other operating expense	2,202	774	1,245
Stock compensation expense	2,922	2,370	1,475
Non-recurring costs	1,862	—	1,329
Reorganization items, net	—	—	231
Adjusted EBITDA	$71,800	$86,995	$68,502
Net cash (received) paid for scheduled derivative settlements	(19,625)	(15,466)	(14,904)
Adjusted EBITDA unhedged	$52,175	$71,529	$53,598

Net cash provided by operating activities	$44,483	$86,036	$21,097
Add (Subtract):
Cash interest payments	14,879	584	14,000
Cash income tax payments (refunds)	2	(3)	—
Non-recurring costs	1,862	—	1,329
Other changes in operating assets and liabilities	10,574	378	32,076
Adjusted EBITDA	$71,800	$86,995	$68,502
Net cash (received) paid for scheduled derivative settlements	(19,625)	(15,466)	(14,904)
Adjusted EBITDA unhedged	$52,175	$71,529	$53,598

LEVERED FREE CASH FLOW
The following table presents a reconciliation of Adjusted EBITDA to the non–GAAP measures of Levered free cash flow. The reconciliation of Adjusted EBITDA is presented above.

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
	($ thousands)
Adjusted EBITDA	$71,800	$86,995	$68,502
Subtract:
Capital expenditures - accrual basis	(39,415)	(41,877)	(49,099)
Interest expense	(8,920)	(7,871)	(8,805)
Cash dividends declared	(9,564)	(9,552)	(10,072)
Levered free cash flow	$13,901	$27,695	$526
Net cash (received) paid for scheduled derivative settlements	(19,625)	(15,466)	(14,904)
Levered free cash flow unhedged	$(5,724)	$12,229	$(14,378)

ADJUSTED GENERAL AND ADMINISTRATIVE EXPENSES
The following table presents a reconciliation of the GAAP financial measure of general and administrative expenses to the non-GAAP financial measures of Adjusted general and administrative expenses.

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
	($ in thousands except per MBoe amounts)
General and administrative expenses	$19,337	$15,710	$14,340
Subtract:
Non-recurring costs	(1,862)	—	(1,329)
Non-cash stock compensation expense (G&A portion)	(2,919)	(2,289)	(1,424)
Adjusted general and administrative expenses	$14,556	$13,421	$11,587

General and administrative expenses ($/MBoe)	$6.91	$5.46	$5.73
Subtract:
Non-recurring costs ($/MBoe)	(0.67)	—	(0.53)
Non-cash stock compensation expense ($/MBoe)	(1.04)	(0.80)	(0.57)
Adjusted general and administrative expenses ($/MBoe)	$5.20	$4.66	$4.63

Total MBoe	2,798	2,877	2,501

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